Exhibit 5

Thomas J. Kim
Corporate and Securities Counsel

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

T 203 373 2663
F 203 373 3079
tom.kim@ge.com

November 2, 2004

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Re: Opinion of Counsel

     This opinion is furnished in connection with the registration by General Electric Company (the "Company") under the Securities Act of 1933, as amended, of 50,000,000 shares of common stock of the Company, par value $0.06 per share (the "Shares"), which Shares are to be offered and sold by the Company through GE Stock Direct (the "Plan").

     As Corporate and Securities Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     This opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement relating to the Shares.

Very truly yours,
/s/ Thomas J. Kim

Thomas J. Kim